Exhibit 99.1

Contacts:
Paul Laikind, Ph.D.	Susan Neath
Metabasis Therapeutics, Inc.	Atkins + Associates
858-622-5550	858-527-3486

Metabasis Announces Third Quarter 2004 Financial Results

SAN DIEGO, CA, November 10, 2004 – Metabasis Therapeutics, Inc. (NASDAQ: MBRX) today reported financial results for the three months and nine months ended September 30, 2004.

Financial Review

As of September 30, 2004, Metabasis had $49.0 million in cash, cash equivalents and short-term investments available-for-sale as compared to $25.3 million as of December 31, 2003, an increase of $23.7 million. The increase was mainly due to the issuance of common stock in connection with our initial public offering in June 2004.

Revenues for the three months and nine months ended September 30, 2004 were $0.5 million and $6.4 million, respectively, compared to $5.8 million and $8.8 million for the same periods in 2003.  The net loss for the three months ended September 30, 2004 was $5.1 million, or $0.29 per share on a fully diluted basis, compared to net income of $1.1 million, or $0.76 per share on a fully diluted basis, in the third quarter of 2003. The net loss for the nine months ended September 30, 2004 was $9.2 million, or $1.24 per share on a fully diluted basis, compared to a net loss of $4.6 million, or $3.11 per share on a fully diluted basis, for the same period in 2003.  The decrease in current quarter and year-to-date revenues was due mainly to a decline in license fee revenue attributable to an exclusive option agreement we entered into with Sankyo in October 2002 and completed in 2003.  The decrease for the nine month period ended September 30, 2004 was partially offset by higher milestone revenue, which included $3.5 million earned under our collaboration agreement with Sankyo.  Research and development expenses for the three months and nine months ended September 30, 2004 increased relative to the same periods in the prior year due mainly to the continued advancement of our product pipeline.  General and administrative expenses for the three months and nine months ended September 30, 2004 increased relative to the same periods in the prior year primarily due to expenses associated with our transition to a public company.

Dr. Paul Laikind, Chairman, President and CEO said, “We have continued to make good progress during the third quarter and look forward to a successful year.   Work on our three clinical stage product candidates has continued.  Our partner Sankyo is conducting clinical studies on CS-917, our first generation gluconeogenesis inhibitor for diabetes, that are designed to select the dose to be used in Phase III. We expect a key, three month dose ranging Phase IIB study that will measure CS-917’s effect on HBA1c levels, an accurate long-term index of a patient’s average blood glucose level, to begin soon. Remofovir, our HepDirect antiviral for the treatment of hepatitis B, has also made good progress with promising data from a study in patients reported last week at the American Association for the Study of Liver Disease annual meeting.  A clinical trial in patients with MB07133, our third clinical stage product candidate, is currently under way and is designed to establish the maximum tolerated dose for the drug.  To accelerate enrollment in this trial we recently added several new clinical sites in Taiwan to the sites in Hong Kong and the US that are already enrolling patients.  Finally, progress is continuing on MB07803, our 2nd generation gluconeogenesis inhibitor for the treatment of diabetes. Assuming successful completion of toxicology studies currently underway, we expect to file an IND on MB07803 early next year and begin clinical trials soon thereafter. “

Dr. Laikind further stated, “We are making steady progress on our efforts to bolster our broad and growing product pipeline.  We are very excited about our advanced research programs that could yield additional clinical development candidates for the treatment of diseases such as hyperlipidemia, diabetes and possibly obesity and we are also making progress in our hepatitis C collaboration with Merck.  Finally, we have made an important addition to our management team that positions us well for continued progress.”

Recent Highlights

•                  CS-917: Presented Preclinical Results on the Gluconeogenesis Technology: Metabasis scientists made several presentations at the 40th Annual Meeting of the European Association for the Study of Diabetes (EASD).  Topics covered included studies in various diabetic and normal animal models as a mono-therapy, as well as data on combination of the drug in animal studies with a common anti-diabetic drug called glyburide.  A third presentation discussed results from preclinical studies designed to delineate the mechanism of action of CS-917 for the treatment of type 2 diabetes.

•                  Remofovir:  Data from 28-day Study in Patients with Hepatitis B Presented at the AASLD Meeting: In a double-blind, placebo-controlled, parallel group, multiple-dose study involving 45 adult Asian patients with compensated HBV infection divided into four drug treated groups (5, 10, 20, and 30 mg) plus a placebo treated group, remofovir significantly reduced viral load as measured by serum HBV DNA levels.  No dose-related trends regarding safety were identified and no events resulted in a patient being withdrawn prematurely from treatment. The change from placebo was statistically significant (p< 0.05) at all doses tested.

•                  Remofovir: Continued Progress on Phase II, Multi-center Clinical Study: Our partner Valeant is enrolling patients in the U.S. and Asia in this one year study which will include an efficacy analysis at 6 months.  Results from this trial will be used to select the optimal dose for the pivotal Phase III studies, if warranted.  Valeant has stated that enrollment in the Remofovir Phase II trial would likely be completed by early 2005 and that enrollment is on track to meet that goal.

•                  Appointed New Member to Metabasis Management Team:  The Company expanded the capabilities of its management team with Dr. John Lucas, who joined the Company as Vice President of Intellectual Property.  John brings many years of experience and accomplishments to his respective position.

Conference Call

The Metabasis management team will host a conference call and live webcast to discuss third quarter 2004 financial results at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today.  Individuals interested in participating in the call may do so by dialing (800) 659-1966 for domestic callers and (617) 614-2711 for international callers.  Please specify to the operator that you would like to join the “Metabasis Third Quarter Financial Results Conference Call.”  The conference call will be webcast live on Metabasis’ website at http://www.mbasis.com under the “Investors” section, and will be archived there for 30 days following the call.  Please connect to Metabasis’ website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs principally to treat metabolic diseases linked to pathways in the liver and to treat liver diseases.  The company has established a broad product pipeline targeting large markets with significant unmet medical needs.  Metabasis has three internally discovered, novel product candidates in clinical development: CS-917, remofovir and MB07133, indicated for the treatment of type 2 diabetes, hepatitis B and primary liver cancer, respectively. All three products are being studied in patients and preliminary evidence of efficacy has been demonstrated with CS-917 and remofovir.  Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ technology and the HepDirect technology.  The NuMimetic technology was used to discover CS-917, a first-in-class gluconeogenesis inhibitor, and was also used to identify MB07803, a 2nd generation gluconeogenesis inhibitor that is expected to enter the clinic in 2005 for the treatment of type 2 diabetes.  The HepDirect technology, a liver-targeting prodrug technology, was used to develop remofovir and MB07133 and is also being used in a partnership with Merck to discover new treatments for hepatitis C.  Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and know-how.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives, the initiation, progress and completion of clinical trials for Metabasis’ product candidates, the filing of an IND for MB07803, the expansion of Metabasis’ product pipeline through the designation of additional product candidates from Metabasis’ advanced research programs and through Metabasis’ collaboration with Merck, and the expansion of Metabasis’ management team, as well as other statements about Metabasis’ proprietary technologies, product candidates, research programs and collaborations.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from pre-clinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; adverse side effects or inadequate efficacy of Metabasis’ product candidates or proprietary technologies; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of  its product candidates, among other things; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.  All forward-

looking statements are qualified in their entirety by this cautionary statement.  Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$49,031	$25,257
Other current assets	1,636	1,423
Total current assets	50,667	26,680
Property and equipment, net	2,225	1,727
Other assets	50	703
Total assets	$52,942	$29,110

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$3,216	$3,269
Other current liabilities	1,312	1,069
Total current liabilities	4,528	4,338
Long-term liabilities	1,395	1,335
Stockholders’ equity	47,019	23,437
Total liabilities and stockholders’ equity	$52,942	$29,110

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenues:
Sponsored research	$344	$—	$1,032	$—
Milestones	—	—	4,500	1,000
License fees	125	5,768	375	7,590
Other revenue	1	69	504	213
Total revenues	470	5,837	6,411	8,803

Operating expenses:
Research and development	4,222	3,870	11,978	11,103
General and administrative	977	761	2,570	2,085
Amortization of employee stock-based compensation	439	65	1,195	167
Total operating expenses	5,638	4,696	15,743	13,355

(Loss) income from operations	(5,168)	1,141	(9,332)	(4,552)
Total interest and other income (expense)	116	(27)	135	(25)

Net (loss) income	$(5,052)	$1,114	$(9,197)	$(4,577)

Net (loss) income per share:
Basic	$(0.29)	$0.88	$(1.24)	$(3.11)
Diluted	$(0.29)	$0.76	$(1.24)	$(3.11)
Shares used to compute net (loss) income per share:
Basic	17,707	1,263	7,435	1,474
Diluted	17,707	1,458	7,435	1,474

Pro forma net (loss) income per share:
Basic	$(0.29)	$0.13	$(0.64)	$(0.53)
Diluted	$(0.29)	$0.13	$(0.64)	$(0.53)
Pro forma shares used to compute net (loss) income per share:
Basic (1)	17,707	8,351	14,408	8,562
Diluted (1)	17,707	8,546	14,408	8,562

(1) The pro forma shares used to compute basic and diluted net loss per share represent the weighted average common shares outstanding, reduced by the weighted average unvested common shares subject to repurchase, and include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-of converted method as of the beginning of the period or the date of issuance, if later.